EXHIBIT 23.3

Consent of Independent Auditors

We consent to the use of our report dated May 16, 2011, with respect to the consolidated balance sheet of Pioneer Surgical Technology, Inc. and subsidiaries as of December 31, 2010, and the related consolidated statements of operations, stockholders’ deficit and comprehensive loss, and cash flows, for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus, which report appears in Form 8-K/A dated September 16, 2013.

/s/ KPMG LLP

Minneapolis, Minnesota

October 31, 2013